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                             EPL Technologies, Inc.

                                  Exhibit 11.0

                  Computation of Earnings per Common Share and
                        Diluted Earnings per Common Share
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                                                                    EXHIBIT 11.0

                             EPL TECHNOLOGIES, INC.
                          COMPUTATION OF LOSS PER SHARE
                                   (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        SIX MONTHS ENDED                THREE MONTHS ENDED
                                                           JUNE 30,                         JUNE 30,
                                                     1999            1998            1999           1998
                                                   --------        --------        --------        --------
Net Loss                                           $ (5,821)       $ (2,442)       $ (2,789)       $   (886)

Deduct:
Accretion, discount and dividends on
        preferred stock                                 246           2,354             122           1,003
                                                   --------        --------        --------        --------


Net loss for common shareholders                   $ (6,067)       $ (4,796)       $ (2,911)       $ (1,889)
                                                   ========        ========        ========        ========

Weighted average number
        of common shares outstanding                 11,829           9,722          11,905          10,366
                                                   ========        ========        ========        ========

Basic Loss Per Share                               $  (0.51)       $  (0.49)       $  (0.24)       $  (0.18)
                                                   ========        ========        ========        ========

Net Loss for diluted loss
        per share computation                      $ (5,821)       $ (2,442)       $ (2,789)       $   (886)
                                                   ========        ========        ========        ========

Weighted average number
        of common shares outstanding                 11,829           9,722          11,905          10,366

Common share equivalent applicable to:
        Series A convertible preferred stock             40           1,025              40             673
        Series B convertible preferred stock                              0
        Series C convertible preferred stock                             26
        Series D convertible preferred stock          1,863           1,133           2,071           1,058
        Series A warrants                                15              24              15              12
        Series D warrants                               202             202             202             202
        Other warrants                                   62              75              62              75
        Stock options                                   316           1,808             351           1,814

Less common stock acquired with net proceeds         (1,453)         (1,853)         (1,559)         (2,128)

Weighted average number of common shares
and common share equivalents used to compute       --------        --------        --------        --------
diluted loss per share                               12,874          12,162          13,087          12,072
                                                   ========        ========        ========        ========

Diluted loss per share                             $  (0.45)       $  (0.20)       $  (0.21)       $  (0.07)
                                                   ========        ========        ========        ========